                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549




                                FORM 8-K




             Current Report Pursuant to Section 13 or 15(d) of
                        The Securities Act of 1934




    Date of Report (Date of earliest event reported)   MAY 29, 1996
                                                       ------------



                        FIRSTFED BANCSHARES, INC.
                        -------------------------
         (Exact name of registrant as specified in its charter)




    DELAWARE                     0-20160                  36-3820609
    --------                     -------                  ----------
(State or other                (Commission             (I.R.S. Employer
 jurisdiction                  File Number)          Identification No.)
of incorporation)




              749 Lee Street, Des Plaines, Illinois  60016
              --------------------------------------------
          (Address of principal executive offices) (Zip Code)




   Registrant's telephone number, including area code  (847) 294-6500
                                                       --------------

Item 5.    Other Events


On May 29, 1996, the Company issued a press release pertaining to a regular quarterly dividend. The text of the press release is attached hereto as Exhibit 99.1.










Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  May 29, 1996





                                          FIRSTFED BANCSHARES, INC.



                                      By: /s/ Larry G. Gillie
                                          ------------------------------
                                          Name:  Larry G. Gillie
                                          Title: President &
                                                 Chief Executive Officer



                                      By: /s/ Paul A. Larsen
                                          ------------------------------
                                          Name:  Paul A. Larsen
                                          Title: Senior Vice President &
                                                 Chief Financial Officer

EXHIBIT 99.1

DES PLAINES, May 29, 1996 -- FirstFed Bancshares, Inc.
(NASDAQ: FFDP) the holding company for First Federal Bank for Savings of Des Plaines, Illinois, announced today that the Company's board of directors has declared a $.10 per share regular quarterly dividend. This dividend, which is the 6th consecutive regular quarterly dividend will be payable on June 28, 1996 to holders of record on June 14, 1996.

As a result of the recent 3-for-2 stock split, this dividend of $.10 per share represents a 50% increase in the effective dividend rate, and a yield of 2.58% based upon the closing price on May 28, 1996.

The Company also reported 139,000 post-split adjusted shares of FirstFed Bancshares Stock have been acquired by the Company through the current stock repurchase plan which is the seventh in the Company's history. There remains 86,000 shares to be repurchased in this most recent program, and the stock will be used for the issuance of shares in connection with the exercise of previously granted stock options. The total shares outstanding as of today are 3,389,866.

As of March 31, 1996, FirstFed Bancshares had consolidated assets of $624.0 million, and the Bank operates three full-service offices in Arlington Heights, Des Plaines and Schaumburg.